NationsBank Corporation and Subsidiaries                           Exhibit 12(a)
Ratio of Earnings to Fixed Charges
(Dollars in Millions)


                                               Six Months           Year ended December 31
                                                Ended
                                             June 30, 1996   1995    1994    1993    1992    1991

Excluding Interest on Deposits

Income before taxes.......................... $  1,720      $2,991  $2,555  $1,991   $1,396  $109

Equity in undistributed earnings
  of unconsolidated subsidiaries.............       (4)         (7)     (3)     (5)      (1)    (1)

Fixed charges:
     Interest expense (including
       capitalized interest).................    2,156       4,480   2,896   1,421      916  1,291
     Amortization of debt discount and
       appropriate issuance costs............        9          12       8       6       3       2
     1/3 of net rent expense.................       63         125     114      96      91      82
        Total fixed charges..................    2,228       4,617   3,018   1,523   1,010   1,375

Earnings (excluding capitalized interest)....  $ 3,944     $ 7,601  $5,570  $3,509  $2,398  $1,471
Fixed charges................................  $ 2,228     $ 4,617  $3,018  $1,523  $1,010  $1,375



Ratio of Earnings to Fixed Charges...........     1.77        1.65    1.85    2.30    2.38    1.07



Including Interest on Deposits

Income before taxes..........................  $ 1,720     $ 2,991 $ 2,555  $1,991  $1,396  $  109

Equity in undistributed earnings
  of unconsolidated subsidiaries.............       (4)         (7)     (3)     (5)     (1)     (1)

Fixed charges:
     Interest expense (including
       capitalized interest).................     3,862      7,761   5,310    3,570   3,688   5,611
     Amortization of debt discount and
       appropriate issuance costs............         9         12       8        6       3       2
     1/3 of net rent expense.................        63        125     114       96      91      82
        Total fixed charges..................    $3,934     $7,898  $5,432   $3,672  $3,782  $5,695

Earnings (excluding capitalized interest)....    $5,650    $10,882  $7,984   $5,658  $5,170  $5,791

Fixed charges................................    $3,934     $7,898  $5,432   $3,672  $3,782  $5,695

Ratio of Earnings to Fixed Charges...........      1.44       1.38    1.47     1.54    1.37    1.02

                                      41
